 Exhibit 4.2

CELESTICA LLC

2025 EXECUTIVE COMPENSATION DEFERRAL PLAN

Article 1
Purpose of Plan.

1.1           This Plan is sponsored and maintained by the Sponsor for the benefit of a select group of the Company’s and its Affiliates’ management and highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), and 401(a)(1). The Plan, which is intended to constitute an unfunded deferred compensation plan, is to enhance the Company’s ability to attract, retain and motivate key service providers who make important contributions to the Company. The Plan was approved by the board to be effective July 1, 2025.

Article 2
ELIGIBILITY TO PARTICIPATE.

2.1           Selection for Participation in the Plan. Only Eligible Individuals, who are selected for participation in this Plan by the Administrator and who are notified that they are selected for participation shall be eligible to become a Participant in this Plan. The Administrator shall not select any individual for participation unless the Administrator determines that such individual is a member of a select group of management or highly compensated employees (as that expression is used under ERISA).

2.2           Enrollment Requirements. As a condition of participation, each selected individual who is eligible to participate in this Plan as of the first day of a Plan Year shall complete, execute and return to the Administrator an election form prior to the first day of such Plan Year, or such earlier deadline as may be established by the Administrator.

2.2.1	Notwithstanding the foregoing, a selected individual who first becomes eligible to participate in this Plan (and all other like-type plans of the Sponsors, Employers and their Affiliates that are required to be aggregated for purposes of Section 409A) after the first day of a Plan Year must complete these requirements with respect to deferrals of Base Compensation within 30 days after such individual first becomes eligible to participate in the Plan, or within such earlier deadline as may be established by the Administrator, in its sole discretion, in order to participate for such period. In such event, such individual’s participation in the Plan will commence as soon as administratively feasible after he or she elects to participate in the Plan, and such individual shall be permitted to defer under this Plan the portion of such individual’s Base Compensation that is earned with respect to services performed on and after such individual’s participation commencement date.

2.2.2	Each selected individual who is eligible to participate in the Plan shall commence participation in the Plan only after such individual has met all enrollment requirements set forth in the Plan and required by the Administrator, including, without limitation, returning all required documents to the Administrator within the specified time period. Notwithstanding the foregoing, the Administrator shall process such Participant’s deferral elections as soon as administratively feasible after such deferral elections are received by the Administrator.

2.2.3	If an individual fails to meet all requirements contained in this Section 2.2 within the period required, such individual will not be eligible to participate in the Plan during such Plan Year. For the avoidance of doubt, neither this Section 2.2 nor any other provision of this Article 2 shall be construed to permit a Participant who ceases to be an Eligible Individual and in a subsequent Plan Year again becomes an Eligible Individual to participate before the beginning of the Plan Year following the Plan Year in which he or she again becomes an Eligible Individual, unless such Participant is rehired following a termination of employment in which event Section 2.3 shall govern.

2.3           Special Eligibility Rule for Former Participants. If a Participant terminates employment with the Employer and its applicable Affiliates and such Participant is subsequently rehired by an Employer as an Eligible Individual, then:

2.3.1	If the Participant is rehired in the same Plan Year as the Plan Year in which the Participant terminated employment, then the Participant’s deferral elections for the Plan Year (if any) shall be automatically reinstated and shall apply to all compensation received after rehire (including Base Compensation received in the remainder of the Plan Year and Incentive Awards earned during the Plan Year but paid in a subsequent Plan Year); or

2.3.2	If the Participant is rehired in a subsequent Plan Year, and is selected for participation in this Plan by the Administrator, and either:

(a)	has been paid all amounts deferred under this Plan (and all other like-type plans of the Sponsors, Employers and all Affiliates which are required to be aggregated for purposes of Section 409A), and on and before the date of the last payment was not eligible to continue (or elect to continue) to participate in this Plan (and all other like-type plans of the Sponsors, Employers and all Affiliates which are required to be aggregated for purposes of Section 409A) for periods after the last payment, or

(b)	has not been eligible to participate in this Plan (or any other like-type plan of any Sponsor, Employer or applicable Affiliate that is required to be aggregated with the Plan for purposes of Section 409A) at any time during the 24-month period ending on the date such employee is selected for participation in the Plan, other than by the accrual of earnings, then the Administrator may designate that such individual will be allowed to re-enter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within 30 days of selection. Such individual will be subject to the same enrollment requirements as any other selected individual who first becomes eligible to participate in the Plan after the first day of a Plan Year as provided in Section 2.2. A Participant whose employment is transferred to an Affiliate that has not adopted the Plan (or any other like-type plan that is required to be aggregated with the Plan for purposes of Section 409A) and who otherwise meets the requirements of this Section 2.3 shall be treated as incurring a Separation from Service.

2.4           Special Rule for Certain Employees of Acquired Companies. If an employee of any company that is acquired by a Sponsor, Employer or an applicable Affiliate (an “Acquired Company”): (a) is an Eligible Individual; (b) has not been eligible to participate in any account balance deferred compensation plan that is required to be aggregated with the Plan for purposes of Section 409A (other than by the accrual of earnings) at any time during the 24-month period ending on the date such employee is selected for participation in the Plan; and (c) is selected for participation in the Plan by the Administrator, the Administrator may designate that such employee shall be allowed to enter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within 30 days of selection. Such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in the Plan after the first day of a Plan Year as provided in Section 2.2. The Administrator may establish additional rules and procedures relating to employees of acquired companies that are participating, or are eligible to participate, in a deferred compensation plan at the time of acquisition, including rules governing the circumstances which a deferral election made under an Acquired Company’s plan shall be deemed to have been made under this Plan.

2.5           Termination of Participation. If an individual selected for participation in the Plan for one Plan Year is not selected for a subsequent Plan Year, no further deferrals shall be made by or for such individual in that subsequent Plan Year. If an individual selected for participation in this Plan ceases to be a member of a select group of management or highly compensated employees (as that expression is used under ERISA), such individual’s deferral elections shall be cancelled as of the first day of the Plan Year beginning after such individual ceases to be a member of a select group of management or highly compensated employees; provided that, any deferral election made with respect to an Incentive Award earned during a prior Plan Year will continue to apply even if the Incentive Award is payable after the first day of such Plan Year. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account shall continue to be governed by the terms of the Plan until such time as the Participant’s Account is paid in accordance with the terms of the Plan.

2.6           Special Rule for Non-US Participants. If an individual is compensated by a Company Affiliate located outside of the United States, and such compensation is paid outside of the United States (a “Non-US Participant”), such individual will not be eligible to participate in the Plan. If a Participant becomes a Non-US Participant, any compensation paid by such Affiliate shall not be included in his or her Incentive Awards, Equity Awards or Base Compensation for purposes of Article 3, and the last sentence of Section 2.5 shall apply to such Participant as if he or she had ceased to be a member of a select group of management or highly compensated employees. If an otherwise Eligible Individual ceases to be a Non-US Participant during a Plan Year, and is or becomes employed within the United States as an Eligible Individual, such individual will be subject to the same enrollment requirements as any other selected individual who first becomes eligible to participate in the Plan after the first day of a Plan Year as provided in Section 2.2. Notwithstanding the foregoing, an individual who is compensated both by an Employer located within the United States and an Affiliate located outside of the United States during the same period, may continue to be, or, if otherwise eligible, may become, a Participant, but only compensation paid within the United States shall be included in his or her Incentive Awards, Equity Awards or Base Compensation. For purposes of this Section 2.6, any territory or possession of the United States that is not subject to Code will be considered to be outside of the United States.

Article 3
INCENTIVE DEFERRAL OPTION AND SALARY DEFERRAL OPTION PLAN.

3.1           Incentive Deferral Option.

3.1.1	Amount of Deferrals. A Participant may elect to defer up to 100% of such Participant’s Incentive Awards. To be effective for an Incentive Award paid during a Plan Year, the deferral election must be received by the Administrator prior to the first day of the Plan Year in which the Incentive Award is earned. Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator. Effective as of 30 days after Plan adoption, a Participant who first becomes eligible to participate in the Plan on or after the first day of a Plan Year will not be eligible to defer any portion of his or her Incentive Award earned during the Plan Year during which he or she becomes eligible to participate.

3.1.2	Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Incentive Awards under Section 3.1.1. Such amount shall be credited as soon as administratively feasible after the day such Incentive Award would otherwise have been paid to the Participant and shall be fully vested.

3.1.3	Matching Credits. Commencing with Incentive Awards earned in the second Plan Year, matching amounts may be credited with respect to the portion of such Incentive Awards that is deferred if, and only if, the Administrator, in its sole discretion, affirmatively declares that matching amounts shall be credited (and the amount of such matching amounts, if any). Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of the Incentive Award is credited, or in the case of Incentive Awards earned in 2025 and thereafter, as soon as administratively feasible after the Administrator determines the amount of such matching contributions, if any, and in either case shall be fully vested (except as otherwise determined by the Administrator in the case of matching contributions made with respect to Incentive Awards earned in 2026 and thereafter).

3.2           Salary Deferral Option.

3.2.1	Amount of Deferrals. A Participant may elect to defer up to 50% of such Participant’s Base Compensation for a Plan Year. To be effective for a Plan Year, the deferral election must be received by the Administrator prior to the first day of the Plan Year (or such earlier deadline designated by the Administrator). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator. If a Participant first becomes eligible to participate in the Plan after the first day of such Plan Year, the Participant’s deferral election shall apply with respect to Base Compensation paid for services to be performed after the deferral election is received by the Administrator.

3.2.2	Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of salary or other pay under Section 3.2.1. Such amount shall be credited as soon as administratively feasible after the day such salary or other pay would otherwise have been paid to the Participant and shall be fully vested.

3.2.3	Matching Credits. Commencing with Base Compensation paid in the second Plan Year, matching amounts may be credited with respect to the portion of such Base Compensation that is deferred if, and only if, the Administrator, in its sole discretion, affirmatively declares that matching amounts shall be credited (and the amount of such matching amounts, if any). Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of the Base Compensation is credited, or as soon as administratively feasible after the Administrator determines the amount of such matching contributions, if any, and in either case shall be fully vested (except as otherwise determined by the Administrator).

3.3           Equity Award Deferral Option.

3.3.1	Amount of Deferrals. Subject to the prior approval of the Administrator, a Participant may elect to defer up to 100% of such Participant’s Equity Awards. To the extent permitted under Section 409A and the Treasury Regulations related thereto, the deferral election must be received by the Administrator prior to the first day of the Plan Year in which the Equity Award is granted (or for Equity Awards that are performance-based, at least 12 months prior to the end of the applicable performance period). Such election shall be irrevocable once it has been accepted by the Administrator.

3.3.2	Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Equity Awards under Section 3.3.1. Such amount shall be credited as soon as administratively feasible after the day such Equity Award would otherwise have been paid to the Participant, and shall be fully vested.

3.3.3	No Matching Credits. No matching amounts shall be credited for deferrals of Equity Awards under Section 3.3.1.

3.4           Sponsor Discretionary Supplements. Upon written notice to one or more Participants and to the Administrator, the Administrator may determine that additional amounts shall be credited to the Accounts of such Participants. Such notice shall also specify the date of such crediting. Notwithstanding Article 6, such notice may also establish vesting rules for such amounts, in which case separate Accounts shall be established for such amounts for such Participants.

3.5           Limitation on Deferrals. Notwithstanding any other provision of this Plan, any amount deferred by a Participant from any paycheck shall not exceed the amount that would accommodate current payment of all required withholdings from such paycheck.

Article 4
CREDITS FROM MEASURING INVESTMENTS.

4.1           Designation of Investments by Participants. Through any written or electronic means approved by the Administrator, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account (until changed as provided herein):

4.1.1	One or more Measuring Investments for the current Account balance, and

4.1.2	One or more Measuring Investments for amounts that are credited to the Account in the future.

The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by the Sponsors under the Plan, and the Sponsors are not required to purchase such investments. The Measuring Investments shall be listed in the enrollment guide for the Plan. Participants may change the Measuring Investment designations for their Accounts as of any business date of the Plan Year.

4.2           Selection and Change of Available Measuring Investments. The Administrator shall have the exclusive authority to select the Measuring Investments that are available to be designated by Participants, and may remove or replace Measuring Investments, or add to the list of available Measuring Investments, at any time in its sole discretion. All Measuring Investments shall reflect a rate of return that does not exceed either the rate of return on a predetermined actual investment or a reasonable rate of interest, as determined under Treasury Regulation §31.3121(v)-1(d)(2)(i)(A). The Administrator may designate the Measuring Investment that will be used for Participants who fail to make an effective designation pursuant to Section 4.1.

4.3           Operational Rules for Measuring Investments. The Administrator shall adopt rules specifying the Measuring Investments, the circumstances under which a particular Measuring Investment may be elected, the minimum or maximum amount or percentage of an Account that may be allocated to a Measuring Investment, the procedures for making or changing Measuring Investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make Measuring Investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective Measuring Investment election with respect to all or any portion of an Account. Notwithstanding the foregoing, any rules or revision with respect to deemed investment in Company common stock elections by a Section 16 Officer shall be made only by the Board.

Article 5
OPERATIONAL RULES.

5.1           Operational Rules for Deferrals. A Participant’s elections to defer compensation under Article 3 that are made for a Plan Year shall apply to such Plan Year and to any subsequent Plan Year, unless the terms of the election materials for such subsequent Plan Year specify that the prior Plan Year’s election shall not remain in effect, or the Participant makes an affirmative election for such Plan Year. Whether an election made in a prior enrollment period will apply to a subsequent Plan Year will be specified in the applicable election materials for such subsequent Plan Year. If a Participant’s pay after deferrals is not sufficient to cover pre-tax and after-tax benefit payroll deductions, and tax or other payroll withholding requirements, the Participant’s deferrals shall be reduced to the extent necessary to meet such requirements.

5.2           Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account.

5.3           Adjustment of Accounts. The Administrator shall cause the value of each Account to be increased (or decreased) from time to time for additions distributions, investment gains (or losses) and expenses charged to the Account.

5.4           Accounting Rules. The Administrator may adopt (and revise) accounting rules for adjustment of the Accounts.

Article 6
VESTING OF ACCOUNTS.

Any discretionary matching amounts credited to the Account of any Participant under Sections 3.4, 3.2.3 and 3.4 shall be fully vested and nonforfeitable at the end of the five-year period from the date of contribution (except for any special vesting rules that apply to Sponsors discretionary supplements under Section 3.4). All amounts deferred by a Participant are fully vested and non-forfeitable upon deferral.

Article 7
SPENDTHRIFT PROVISION.

Participants and Beneficiaries shall have no power to transfer any interest in an Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Sponsors, nor shall the Administrator recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under Section 414(p) of the Code and Section 206(d) of ERISA) before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof. Any attempt by a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Administrator.

Article 8
DISTRIBUTIONS.

8.1           Time of Distribution to Participant.

8.1.1	General Rule. Upon a Participant’s Separation from Service, the Sponsor shall commence payment of such Participant’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form and at the time designated by the Participant pursuant to Section 8.3.

8.1.2	No Application for Distribution Required. A Participant’s Account shall be distributed automatically following the Participant’s Separation from Service. A Participant shall not be required to apply for distribution.

8.1.3	Effect of Reemployment. If a Participant is re-employed by the Employer or an Affiliate after Separation from Service, distribution of the Participant’s Account shall be made in the manner described in Section 8.2 and shall not be suspended as a result of the Participant’s reemployment.

8.2           Form of Distribution. Distribution of the Participant’s Account shall be made in whichever of the following forms as the Participant shall have designated at the time of his or her enrollment (as described in Section 8.3):

8.2.1	Lump Sum. In the form of a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than March 15 following such Plan Year).

8.2.2	Installments. In the form of a series of five or ten annual installments. If a Participant elects to receive payments in the form of installments, then pursuant to Section 409A and the Treasury Regulations issued thereunder (and for purposes of the re-election provisions in Section 8.4.3), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments). The amount of the first installment will be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). The amount of future installments will be determined as soon as administratively feasible following the end of each later Plan Year. The amount of each installment shall be determined by dividing the Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than March 15 following such Plan Year).

8.2.3	Six-Month Delay. If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution shall be delayed until the later of (i) the date otherwise provided above, or (ii) the earlier of (A) the first business day of the seventh month following the month in which occurs the Participant’s Separation from Service and (B) the date of the Participant’s death. All amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date, and the timing of payment of any subsequent installments shall be determined without regard to this Section 8.2.3.

8.3           Election of Form of Distribution by Participant.

8.3.1	Initial Enrollment. Through any written or electronic means approved by the Administrator, each Participant shall elect at the time of initial enrollment in the Plan whether distribution shall be made (as described in Section 8.2) in either (a) an immediate lump sum or (b) five or ten annual installments. Such election shall apply with respect to distribution of that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the Participant’s initial year of participation in the Plan and any investment gains or losses on such deferrals and matching credits (if any). An initial distribution election shall apply to amounts deferred in a subsequent Plan Year, unless the terms of the election materials for such Plan Year specify that the prior year’s distribution election shall not remain in effect.

8.3.2	Default Election of Form of Distribution. If a Participant fails to elect a form of distribution for any Plan Year, and no prior year election applies pursuant to Section 8.3.1, such Participant shall be deemed to have elected that distribution of amounts attributable to such Plan Year be made in an immediate lump sum as described in Section 8.2.1. For avoidance of doubt, if the terms of the election materials for a Plan Year specify that the prior year election will not remain in effect for such Plan Year, this Section 8.3.2 shall apply unless the Participant makes an affirmative election.

8.3.3	Re-Election of Form of Distribution. Through any written or electronic means approved by the Administrator, the Participant may elect from time to time to change the form of payment for a specified portion of the Participant’s Account or to delay payment of a specified portion of the Participant’s Account. Each subsequent distribution election shall be effective as to the specified portion of the Participant’s Account. Notwithstanding the foregoing, any new distribution election shall be disregarded as if it had never been filed (and the prior distribution election shall be given effect) unless the distribution election:

(a)	is filed by a Participant while employed by the Employer or an applicable Affiliate thereof,

(b)	is filed with the Administrator at least 12 months before the Participant’s Separation from Service or death,

(c)	has the effect of delaying payment of the lump sum (or, in the case of installments which are treated as the entitlement to a single payment (and not a series of separate payments), the initial commencement date) under the prior election for at least five years, and

(d)	shall not take effect until at least 12 months after the date it is filed with the Administrator.

8.3.4	Limitations on Elections. A Participant who makes an election pursuant to Section 8.3.3 may not make another election with respect to the same portion of the Participant’s Account until 12 months have elapsed since the prior election was made, and may not make more than two elections pursuant to Section 8.3.3 with respect to the same portion of the Participant’s Account. The Administrator may waive the foregoing, limitations, and may impose additional limitations on elections made pursuant to Section 8.3.3, including imposing limits on the maximum period of time that distributions may commence (or that the final installment payment may be made) following a participant’s Separation from Service. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s decision to revise distribution elections. Notwithstanding the foregoing, the Administrator shall interpret all provisions of this Plan relating to the change of any distribution election in a manner that is consistent with Section 409A and the regulations and other guidance issued thereunder. Accordingly, if the Administrator determines that a requested revision to a distribution election is inconsistent with Section 409A or other applicable tax law, the request shall not be effective.

8.3.5	Form of Distribution. The new form of distribution elected by the Participant must be a form that is permitted for initial elections pursuant to Section 8.2 at the time the new election is made.

8.4           Payment to Beneficiary Upon Death of Participant.

8.4.1	Payment to Beneficiary When Death Occurs Before Separation from Service. If a Participant dies before Separation from Service, such Participant’s Beneficiary will receive payment of the Participant’s Account at the same time and in the same form the Participant would have received it if the Participant had experienced a Separation from Service on the date of death.

8.4.2	Payment to Beneficiary When Death Occurs After Separation from Service. If a Participant dies after a Separation from Service, the Participant’s Beneficiary shall receive distribution of the Participant’s Account at the same time and in the same form the Participant would have received it if the Participant had survived.

8.4.3	Beneficiary Not Required to Apply for Distribution. Distribution shall be made to the Beneficiary when the Administrator receives notice of the Participant’s death, without the requirement of an application.

8.4.4	Election of Measuring Investments by Beneficiaries. A Beneficiary of a deceased Participant shall generally have the same rights to designate Measuring Investments for the Participant’s Account that Participants have under Article 4. The Administrator may adopt (and revise) rules to govern designations of Measuring Investments by Beneficiaries. Unless changed by the Administrator, the following rules shall apply:

(a)	The Measuring Investments for the Account of a deceased Participant shall not be changed until the Beneficiary so determines.

(b)	If a deceased Participant has more than one Beneficiary, the unanimous consent of all Beneficiaries shall be required to change Measuring Investments for such Participant’s Account.

8.5           Designation of Beneficiaries.

8.5.1	Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Administrator (or through other means approved by the Administrator), one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime.

8.5.2	Failure of Designation. If a Participant:

(a)	fails to designate a Beneficiary,

(b)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries in which a member survives the Participant and (except in the case of surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

(i)	Participant’s surviving spouse;

(ii)	Participant’s surviving issue per stirpes and not per capita; and

(iii)	Representative of Participant’s estate.

8.5.3	Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age 21 years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, the original disclaimer must be executed, notarized and actually delivered to the Administrator after the date of the Participant’s death but not later than nine months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Administrator. A disclaimer shall be considered to be delivered to the Administrator only when actually received by the Administrator. The Administrator shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Administrator.

8.5.4	Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, subject to the following:

(a)	a legally adopted child and the adopted child’s lineal descendants always shall be lineal descendants of each adoptive parent (and of each adoptive parent’s lineal ancestors);

(b)	a legally adopted child and the adopted child’s lineal descendants never shall be lineal descendants of any former parent whose parental rights were terminated by the adoption (or of that former parent’s lineal ancestors); except that if, after a child’s parent has died, the child is legally adopted by a stepparent who is the spouse of the child’s surviving parent, the child and the child’s lineal descendants shall remain lineal descendants of the deceased parent (and the deceased parent’s lineal ancestors);

(c)	if the person (or a lineal descendant of the person) whose issue are referred to is the parent of a child (or is treated as such under applicable law) but never received the child into that parent’s home and never openly held out the child as that parent’s child (unless doing so was precluded solely by death), then neither the child nor the child’s lineal descendants shall be issue of the person.

The term “child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

8.5.5	Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)	The automatic Beneficiaries specified in Section 8.5.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Administrator after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)	Any designation of a non-spouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)	Notwithstanding any other provision of the Plan or any election or designation made under the Plan, any potential Beneficiary who feloniously and intentionally kills a Participant or another Beneficiary shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant or other Beneficiary. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Administrator shall determine whether the killing was felonious and intentional for this purpose.

The Administrator shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

8.6           Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate).

8.7           Facility of Payment. In case of minority, incapacity or legal disability of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made, if the Administrator shall be advised of the existence of such condition:

8.7.1	to the court-appointed guardian or conservator of such Participant or Beneficiary, or

8.7.2	if there is no court-appointed guardian or conservator, to the lawfully authorized representative of the Participant or Beneficiary (and the Administrator, in his or her sole discretion, shall determine whether a person is a lawfully authorized representative for this purpose), or

8.7.3	to an institution entrusted with the care or maintenance of the incapacitated or disabled Participant or Beneficiary, provided such institution has satisfied the Administrator, in his or her sole discretion, that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a person described in Sections 8.7.1 or 8.7.2 above.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Sponsors therefor.

8.8           In-Service Distributions.

8.8.1	Specified Date Withdrawals. Each Participant shall have the opportunity, when enrolling in the Plan for each Plan Year, to elect one (1) or more specified date withdrawal dates for the total amount of the Participant’s Account attributable to deferral and matching credits (if any) for such Plan Year and any subsequent investment gains of losses on such deferrals and matching credits (if any), subject to the following rules:

(a)	Such election shall be made through a written or electronic means approved by the Administrator.

(b)	No such distribution shall be made before January 1 of the calendar year that follows the third full Plan Year after the Participant was first eligible to elect a specified date withdrawal from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for such Plan Year and any subsequent investment gains or losses on such amounts (e.g., the earliest specified date withdrawal date for any deferrals made in 2025 is January 1, 2029).

(c)	A Participant may receive more than one specified date withdrawal in any Plan Year but only if each distribution is attributable to deferrals and matching credits for different Plan Years. Only one specified date withdrawal may be made in any Plan Year from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the same Plan Year.

(d)	A Participant who elects a specified date withdrawal date and subsequently experiences a Separation from Service, will receive such specified date withdrawal, if the specified date withdrawal date is prior to the distribution of the Participant’s total Account.

(e)	Through a written or electronic means approved by the Administrator, the Participant may elect to postpone any specified date withdrawal for at least five years. A Participant who makes an election pursuant to this Section 8.8.1(e) may not make another election with respect to the same portion of the Participant’s Account until 12 months have elapsed since the prior election was made, and may not make more than two elections pursuant to this Section 8.8.1(e) with respect to the same portion of the Participant’s Account. The Participant must file the election with the Administrator at least 12 months before the original scheduled date of distribution. Such election shall not take effect until at least 12 months after the date it is filed with the Administrator.

(f)	A Participant may not cancel or make any change to the time or form of payment of a specified date withdrawal, except as permitted by Section 8.8.1(e).

(g)	The distribution amount shall be determined as soon as administratively feasible as of a Valuation Date on or after the specified date withdrawal date and shall be actually paid as soon as practicable after such determination.

8.8.2	In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution while employed from the Participant’s Account if the Administrator determines that such distribution is for one of the purposes described in Section 8.8.2(b) below and the conditions in Section 8.8.2(b) below have been satisfied.

(a)	Election. A Participant may elect in writing to receive distribution of all or a portion of the Participant’s Account prior to Separation from Service, to alleviate an unforeseeable emergency (as defined in Section 8.8.2(b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)	Unforeseeable Emergency Defined. For purposes of this Section 8.8.2(b), an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)	an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)	the loss of the Participant’s property due to casualty, or

(iii)	other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. To the extent the severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan and the amount of distribution permitted under Section 8.8.2(c) shall be reduced accordingly. The amount that a Participant could obtain from a tax qualified retirement plan (including a hardship withdrawal or loan from such a plan) shall not be taken into account in determining the extent to which the hardship may be relieved. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.

(c)	Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency, taking into account any tax payable upon the distribution. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Administrator or his or her designee and shall be actually paid as soon as administratively practicable after such determination. If the Participant has elected different times or forms of payment for deferrals from different Plan Years, the allocation of the distribution among Plan Years shall be as determined by the Administrator.

8.9           Distributions in Cash. All distributions from this Plan shall be made in cash.

8.10         Rule Governing Distribution Elections. The Administrator may make, and revise from time to time, rules and procedures governing the election of distributions, which rules and procedures may limit the right of Participants or Beneficiaries to make and revise such elections. No Participant or Beneficiary shall be considered to have a vested right in the ability to make or revise elections governing the time or form of distribution.

Article 9
FUNDING OF PLAN.

9.1           Unfunded Plan. The obligation of any Sponsor to make payments under the Plan constitutes only the unsecured (but legally enforceable) promises of that Sponsor to make such payments. No Participant shall have any lien, prior claim or other security interest in any property of any Sponsor. The Sponsors shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein that is allocable to a particular Sponsor shall remain the sole and exclusive property of that Sponsor. The Sponsors shall be obligated to pay the cost of the Plan out of their general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the obligation of the Sponsors to Participants in the Plan and shall not be construed to impose on the Sponsors the obligation to create any separate fund for purposes of the Plan.

9.2           Corporate Obligation. Neither any officer of any Sponsor nor the Administrator in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of such Participant’s Sponsor for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in any other Plan assets. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of any of the Sponsors.

Article 10
AMENDMENT AND TERMINATION.

10.1           Amendment and Termination. The Committee may unilaterally amend the Plan prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and the Board may terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

10.1.1	No Reduction or Delay. The benefit, if any, payable to or with respect to a Participant, whether or not the Participant has had a Separation from Service, as of the effective date of such amendment, shall not be, without the written consent of the Participant, diminished or delayed by such amendment.

10.1.2	Cash Lump Sum Payment. To the extent permissible under Section 409A and related treasury regulations and guidance, if the Board terminates the Plan completely with respect to all Participants, the Board shall have the right, in its sole discretion, and notwithstanding any elections made by Participants, to immediately pay all benefits in a lump sum following such Plan termination.

10.2           Additional Rules.

10.2.1	Section 16 Officers. Notwithstanding anything in this Plan to the contrary, the Administrator may adopt rules to facilitate compliance with the rules and requirements of the Securities and Exchange Commission, including Section 16 of the Securities and Exchange Act of 1934, as amended, which rules may limit rights under this Plan for Section 16 Officers.

10.2.2	Clawback Policies. Without limiting the generality of Section 10.2.1, to the extent that any portion of a Participant’s Account represents the deferral of the Participant’s Incentive Award or Equity Award that constitutes (or would have constituted if it had not been deferred) erroneously award compensation, as set forth in any clawback policy maintained by the Company, such portion shall be forfeited to the extent necessary to comply with such applicable clawback policy. In addition, if a Participant has received any compensation that constitutes erroneously awarded compensation, or is subject to recoupment under any of the clawback policies maintained by the Company, and was not deferred under this Plan, the balance in the Participant’s Account may be forfeited to enable the Company to recoup such amount pursuant to the applicable clawback policy. By electing to defer any portion of his or her compensation, each Participant will be deemed to have consented to the application of the foregoing provisions.

10.3           No Oral Amendments. No modification of the terms of the Plan or termination of this Plan shall be effective unless it is in writing and signed on behalf of the Board by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

10.4           Plan Binding on Successors. The Sponsor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Sponsor would be required to perform it if no such succession had taken place.

10.5           Certain Amendments. The Administrator may unilaterally amend the Plan to the same extent, and subject to the same limitations, as the Committee pursuant to Section 10.1; provided, however, that the Administrator shall not adopt any amendment that would materially increase the cost of the Plan, or that is required to be adopted by the Board or the Committee in order to comply with the requirements of the Code or the Exchange Act. The determination by the Administrator that the Administrator is authorized to adopt an amendment shall be presumed correct and any such amendment adopted by the Administrator shall be binding on all employees, Participants, Beneficiaries, and other persons claiming a benefit under the Plan.

10.6           Establishment of a Trust. Immediately prior to any event that constitutes a Change of Control, the Administrator must establish a trust to assist the Sponsor in meeting its obligations under the Plan; provided that, any trust created by the Sponsor, and any assets held by such trust to assist the Sponsor in meeting its obligations under the Plan, shall be structured in a way to avoid immediate taxation to Participants in the Plan. Except in the case of a Change of Control, the Administrator reserves the absolute right, in its sole and exclusive discretion, to direct (or refrain from directing) the transfer over to the trust of such assets to the extent the Administrator deems advisable, provided that no such transfer, trust or other arrangement entered into by the Administrator on behalf of the Sponsor shall affect the status of the Plan as unfunded for purposes of ERISA or the Code.

Article 11
DETERMINATIONS - RULES AND REGULATIONS.

11.1           Determinations. The Administrator shall make such determinations as may be required from time to time in the administration of the Plan. The Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

11.2           Rules, Regulations and Procedures. The Administrator may adopt, and revise from time to time, such rules, regulations and procedures as it deems to be necessary or appropriate for the administration of the Plan. If any rule, regulation or procedure adopted by the Administrator is inconsistent with any provision of the Plan that is administrative or ministerial in nature, including any provision of the Plan that relates to the time or manner for making any election or performing any action, the Plan shall be deemed amended to the extent of the inconsistency.

11.3           Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Sponsor or the Administrator pursuant to any provision of the Plan may be signed in the name of the Sponsor or the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.

Article 12
PLAN ADMINISTRATION.

12.1           Officers. Except as hereinafter provided, functions generally assigned to the Sponsor shall be discharged by the Company’s officers or delegated and allocated as provided herein.

12.2           Board. Notwithstanding the foregoing, the Board shall have the authority to terminate the Plan and the exclusive authority to determine eligibility of Section 16 Officers to participate in this Plan under Article 2.

12.3           Administrator. The Administrator shall:

12.3.1	keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plans; notify the Sponsors of any action taken by the Administrator and, when required, notify any other interested person or persons;

12.3.2	determine from the records of the Employers and Sponsors the compensation, status and other facts regarding Participants and other employees;

12.3.3	prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plans;

12.3.4	set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan;

12.3.5	perform all other acts reasonably necessary for administering the Plans and carrying out the provisions of this Plan and performing the duties imposed on it by the Board;

12.3.6	resolve all questions of administration of the Plans not specifically referred to in this Section 12.3;

12.3.7	in accordance with regulations of the US Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plans has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

12.3.8	delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are employees of the Employers or Sponsors, such functions assigned to the Administrator hereunder as it may from time to time deem advisable. To the extent any administrative functions were delegated to any person by the Administrator prior to the designation of any other Administrator, such delegation shall remain in effect until changed by the Administrator.

12.4           Delegation. The Board and the Administrator shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan or pursuant to procedures set forth in the Plan.

12.5           Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in either Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

12.6           Service of Process. In the absence of any designation to the contrary by the Administrator, the Chief Legal Officer of the Company is designated as the appropriate and exclusive agent for the receipt of process directed to the Plans in any legal proceeding, including arbitration, involving the Plan.

12.7           Expenses. All expenses of administering the Plan shall be payable out of the trust fund established for the Plan except to the extent that the Sponsors, in their discretion, directly pay the expenses.

12.8           Tax Withholding. The Sponsor (or its delegee) shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Sponsor under applicable law with respect to any amount payable under the Plan.

12.9           Certifications. Information to be supplied or written notices to be made or consents to be given by the Administrator pursuant to any provision of this Plan may be signed in the name of the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.

12.10           Errors in Computation or Payment. The Company, the Employer, the Sponsor and the Administrator shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Sponsor and used by the Administrator in determining the benefit. The Administrator shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment). To the extent that any Participant or Beneficiary erroneously receives a payment under the Plan that is in excess of the amount that should have been paid (regardless of whether such error resulted from a misstatement by the Participant or Beneficiary, the Participant or Beneficiary shall be required to return the amount of the excess, and the Plan may take any action necessary or appropriate to recover the amount of the excess, including bringing an action against the Participant or Beneficiary, and the person receiving such excess shall be deemed to hold the excess (and any proceeds thereof)) in trust for the Plan.

Article 13
CONSTRUCTION.

13.1           Applicable Laws.

13.1.1	ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and is therefore exempt from ERISA as provided in Section 201(2), Section 301(3) and Section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly. If any individually contracted supplemental retirement arrangement with any Section 16 Officer is deemed to be covered by ERISA, such arrangement shall be included in the Plan but only to the extent that such inclusion is necessary to comply with ERISA.

13.1.2	IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of Section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of Section 3121(v) and Section 3306(r)(2) of the Code shall apply to this Plan. The rules of Section 409A shall apply to this Plan to the extent applicable and this Plan shall be construed and administered accordingly. It is expressly intended that for purposes of Section 409A, this Plan be considered an account balance plan that consists of amounts deferred at the election of the service provider and amounts deferred other than at the election of the service provider. Notwithstanding the foregoing, neither the Sponsor nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

13.1.3	Securities Laws Compliance. If any security of the Company is offered as a Measuring Investment under the Plan, then decisions assigned in this Plan to the Administrator shall instead by made by the Board to the extent any such decision could affect the interest of any Section 16 Officer in securities of the Company, including without limitation any change in Valuation Dates.

13.1.4	References to Laws. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

13.2           Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.

13.3           Rules of Document Construction.

13.3.1	Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular paragraph or section of the Plan unless the context clearly indicates to the contrary.

13.3.2	The titles given to the various sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

13.3.3	Notwithstanding anything apparently to the contrary contained in the Plan, the Plan shall be construed and administered to prevent the duplication of benefits provided under the Plans and any other qualified or nonqualified plan maintained in whole or in part by the Employers.

13.4           Governing Law; Waiver of Jury Trial.

13.4.1	The Plan will be governed by and construed and interpreted in accordance with the laws of Delaware, without reference to conflict of law principles.

13.4.2	Any suit, action or proceeding with respect to the Plan, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of Delaware. In that context, and without limiting the generality of the foregoing, the Sponsor and each Participant shall irrevocably and unconditionally (i) submit in any proceeding relating to the Plan, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of Delaware, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware court or, (ii) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Sponsor and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (iii) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan, (iv) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Sponsor, at the Company’s principal offices, attention Chief Legal Officer, and (v) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of Delaware.

13.5           No Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between any Sponsor and any person, nor shall anything herein contained be deemed to give any person any right to be retained in the employ of the Sponsor or in any way limit or restrict any such Sponsor’s right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in the Plan. Neither the terms of the Plan nor the benefits under the Plan nor the continuance of the Plan shall be a term of the employment of any employee. The Sponsor shall not be obliged to continue the Plans.

Article 14
DEFINITIONS.

14.1           Definitions. As used in the Plan, the following words and phrases will have the following meanings:

14.1.1	“Account” means the separate bookkeeping account established for each Participant that represents the separate unfunded and unsecured general obligation of the Sponsors established with respect to each person who is a Participant in this Plan in accordance with Article 2 and to which are credited the dollar amounts specified in Article 3 and Article 4 and from which are subtracted payments made pursuant to Article 8. To the extent necessary to accommodate and effect the distribution elections made by Participants pursuant to Section 8.3 or Section 8.8.1, separate bookkeeping sub-accounts shall be established with respect to each of the several annual forms of distribution elections and specified date withdrawal elections made by Participants.

14.1.2	“Administrator” means the Board, or any other committee of the Board duly authorized to act as Administrator to the Plan, or any individual or entity duly authorized by the Administrator to act on its behalf in respect of the Plan.

14.1.3	“Affiliate” means any person or entity that directly or indirectly controls, or is controlled by, or is under common control with the Company (or its successors), specifically including the Sponsor.

14.1.4	“Annual Valuation Date” means each December 31.

14.1.5	“Base Compensation” means a Participant’s base or regular compensation, including vacation, sick leave, and certain other forms of paid time off, and any non-stock periodic incentive pay, but excluding bonuses (including Incentive Awards), short-term disability benefit payments, all forms of non-cash compensation, all Incentive Awards, and other amounts paid in addition to base compensation, including by way of illustration but not limited to medical director fees, hospital pay and stipends, overtime, premium shift pay, referral awards, and severance or separation pay. The Administrator may include certain classes of compensation in, or exclude classes of compensation from, Base Compensation, by action communicated to Participants.

14.1.6	“Beneficiary” means a beneficiary designated by a Participant (or automatically by operation of the Plan) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A beneficiary so designated shall not be considered a Beneficiary until the death of the Participant.

14.1.7	“Board” means the Board of Directors of the Company or its successor.

14.1.8	“Change of Control” means the occurrence of any of the following after the date hereof:

(a)	the acquisition by any person (or more than one person acting as a group) of Beneficial Ownership (as defined in the LTIP) of securities of the Company which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than 50% of the votes attaching to all securities of the Company which may be cast to elect directors of the Company;

(b)	a majority of the Board being replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the directors before the date of the appointment or election, including, without limitation, as a consequence of the solicitation of proxies through a proxy circular by persons other than the Board or management;

(c)	the consummation of an Extraordinary Corporate Event (as defined in the LTIP) involving the Company pursuant to which, and such that, all the persons who, immediately prior to such consummation, beneficially owned all of the securities of the Company which could be cast to elect directors of the Company, immediately thereafter do not beneficially own securities of the successor or continuing company or company acquiring the assets which would entitle such persons, directly or following conversion or exercise thereof, to cast more than 50% of the votes attaching to all securities of such company which may be cast to elect directors of that company; or

(d)	shareholders of the Company approve a plan to wind-up, dissolve or liquidate the Company or significantly rearrange the Company’s affairs in one or more transactions or series of transactions or the commencement of proceedings for such a winding-up, dissolution, liquidation, or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholdings remain substantially the same following the re-arrangement);

provided that, any transaction whereby shares held by shareholders of the Company are transferred or exchanged for units or securities of a trust, partnership or other entity which trust, partnership or other entity continues to own directly or indirectly all of the shares of the Company previously owned by the shareholders of the Company and the former shareholders of the Company continue to be beneficial holders of such units or securities in the same proportions following the transaction as they were beneficial holders of shares of the Company prior to the transaction will not constitute a Change of Control.

14.1.9	“Code” means the Internal Revenue Code of 1986, as amended.

14.1.10	“Committee” means the Human Resources and Compensation Committee of the Company, or any successor committee thereto or other committees or subcommittees of the Board designated by the Board.

14.1.11	“Company” means Celestica Inc. and its respective successors and assigns.

14.1.12	“Eligible Individual” means:

(a)	In general, the Administrator shall have discretion over establishing employees and service providers who are eligible to participate in the Plan. Eligibility will be limited to key management, typically at bands 15 and higher. The Administrator shall not select any employee or service provider for participation unless the Administrator determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

(b)	With respect to the authority to make changes, notwithstanding the foregoing, the Administrator may from time to time in the Administrator’s discretion modify the Eligible Individual standards, the compensation criteria and the full-time and part-time criteria.

14.1.13	“Employer” means (a) the Company; (b) any other business entity that employs persons who are selected for participation under Section 2.3; and (c) any successor to those entities described in the forgoing prongs (a) and (b).

14.1.14	“Equity Award” means any equity award, including Restricted Share Units, Performance Share Units, Deferred Share Units, Director Share Units or Stock Options, each as respectively defined in the LTIP.

14.1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

14.1.16	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

14.1.17	“Incentive Award” means any annual incentive awards that are payable in cash (e.g., annual bonuses, performance bonuses and sign-on bonuses).

14.1.18	“LTIP” means the Company’s 2025 Long Term Incentive Plan, as amended and any successor plans thereto.

14.1.19	“Participant” means an Eligible Individual who has been selected to participate in the Plan pursuant to the terms hereof.

14.1.20	“Plan” means this nonqualified, unfunded, deferred compensation program maintained by the Sponsors for the benefit of Participants eligible to participate therein, as set forth in this Plan. The Plan shall be referred to as the “Celestica 2025 Executive Compensation Deferral Plan.”

14.1.21	“Plan Year” means the 12 consecutive month period ending on any Annual Valuation Date.

14.1.22	“Section 16 Officer” means an officer of an Employer who is subject to the provisions of Section 16 of the Exchange Act.

14.1.23	“Section 409A” means Section 409A of the Code.

14.1.24	“Separation from Service” means a termination of a Participant’s employment relationship with the applicable Employer (and their respective Affiliates) for any reason as described in Section 409A and Treasury Regulation § 1.409A-1(h). The Employers shall determine whether a Participant has incurred a “Separation from Service” in accordance with Section 409A and Treasury Regulation § 1.409A-1(h).

14.1.25	“Sponsor” means (a) Celestica LLC, (b) such Affiliates of the Sponsor as are designated by the Board and admitted as adopting employers under the Plan, and (c) any successor to those entities described in the forgoing prongs (a) and (b).

14.1.26	“Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee of the applicable Employer (or Affiliate thereof) within the meaning of Section 409A.

14.1.27	“Valuation Date” means any day that the U.S. securities markets are open and conducting business.

Dated: July 1, 2025